Exhibit 5.2

July 15, 2025

Amcor plc
83 Tower Road North

Warmley, Bristol, BS30 8XP
United Kingdom

Amcor Finance (USA), Inc.

2801 SW 149th Avenue, Suite 350

Miramar, Florida 33027

United States

Amcor UK Finance plc

83 Tower Road North

Warmley, Bristol, BS30 8XP

United Kingdom

Amcor Group Finance plc

83 Tower Road North

Warmley, Bristol, BS30 8XP

United Kingdom

Amcor Flexibles North America, Inc.
2301 Industrial Drive

Neenah, Wisconsin 54956

United States

Berry Global Group, Inc.

101 Oakley St.

Evansville, Indiana 47710

Berry Global, Inc.

101 Oakley St.

Evansville, Indiana 47710

Armstrong Teasdale	LLP	7700 Forsyth BLVd., Suite 1800, St. Louis, MO 63105 T 314.621.5070 F 314.621.5065
ArmstrongTeasdale.com

July 15, 2025

Re:	Amcor plc, Amcor Finance (USA), Inc., Amcor UK Finance plc, Amcor Group Finance plc, Amcor Flexibles North America, Inc., Berry Global Group, Inc. and Berry Global, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted in the limited capacity of special local counsel in Missouri to Amcor Flexibles North America, Inc., a Missouri corporation (“Amcor Flexibles North America”), in connection with certain legal matters in connection with the filing of a registration statement on Form S-4 (the “Registration Statement”) being filed by Amcor Flexibles North America; Amcor plc, a public limited company incorporated in Jersey, Channel Islands (“Amcor plc”); Amcor Finance (USA), Inc., a Delaware corporation (“AFUI”); Amcor UK Finance plc, a public limited company incorporated under the laws of England and Wales (“Amcor UK”); Amcor Group Finance plc, a public limited company incorporated under the laws of England and Wales (“AGF”); Berry Global Group, Inc., a Delaware corporation (“Berry Global Group”), and Berry Global, Inc., a Delaware corporation (“Berry” and, together with Amcor plc, AFUI, Amcor UK, AGF, and Berry Global Group, the “Guarantors”), with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), on the date hereof, relating to (i) the offer by Amcor Flexibles North America and the Guarantors to exchange up to US$725,000,000 principal amount of Amcor Flexibles North America’s 4.800% Guaranteed Senior Notes due 2028 which will be registered under the 1933 Act (the “New 2028 Notes”), for an equal principal amount of its 4.800% Guaranteed Senior Notes due 2028 (the “Outstanding 2028 Notes”); (ii) the offer by Amcor Flexibles North America and the Guarantors to exchange up to US$725,000,000 principal amount of Amcor Flexibles North America’s 5.100% Guaranteed Senior Notes due 2030 which will be registered under the 1933 Act (the “New 2030 Notes”), for an equal principal amount of its 5.100% Guaranteed Senior Notes due 2030 (the “Outstanding 2030 Notes”); and (iii) the offer by Amcor Flexibles North America and the Guarantors to exchange up to US$750,000,000 principal amount of Amcor Flexibles North America’s 5.500% Guaranteed Senior Notes due 2035 which will be registered under the 1933 Act (the together with the New 2028 Notes and the New 2030 Notes, the “New Notes”), for an equal principal amount of its 5.500% Guaranteed Senior Notes due 2035 (together with the Outstanding 2028 Notes and the Outstanding 2030 Notes, the ”Outstanding Notes”).

You have provided us with a draft of the Registration Statement in the form in which it will be filed with the Commission under the 1933 Act, which includes a form of prospectus in the form in which it will be filed with the Commission under the 1933 Act (the “Prospectus”).

The Outstanding Notes were, and the New Notes are to be, issued by Amcor Flexibles North America pursuant to the Indenture (as defined below). This opinion is being provided at your request in connection with the filing of the Registration Statement.

In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the following:

(i)             a copy of the draft Registration Statement, and the related draft Prospectus included therein;

ARMSTRONG TEASDALE LLP

July 15, 2025

(ii)            an executed copy of a certificate of Daniel Sula, Secretary of Amcor Flexibles North America, dated the date hereof (the “Secretary’s Certificate”);

(iii)            copies of the Amended and Restated Articles of Incorporation of Amcor Flexibles North America, as amended, as certified by the Secretary of Amcor Flexibles North America, pursuant to the Secretary’s Certificate as being true, complete, and correct as of the date hereof (the “Articles”);

(iv)           a copy of the Amended and Restated Bylaws of Amcor Flexibles North America in the form certified by the Secretary of Amcor Flexibles North America pursuant to the Secretary’s Certificate as being true, complete, and correct as of the date hereof (together with the Articles, the “Organizational Documents”);

(v)            a copy of the Certificate of Good Standing with respect to Amcor Flexibles North America issued by the Secretary of State of the State of Missouri on July 14, 2025 (the “Good Standing Certificate”);

(vi)          copies of the resolutions adopted by the Board of Directors of Amcor Flexibles North America pursuant to those certain Unanimous Written Consents of the Board of Directors of Amcor Flexibles North America, dated March 8, 2025 and April 29, 2025 relating to, among other things, the authorization of (a) the Indenture and the transactions contemplated thereby, (b) the issuance of the Outstanding Notes and (c) the registration and issuance of the New Notes in exchange for the Outstanding Notes, in each case in the form certified by the Secretary of Amcor Flexibles North America pursuant to the Secretary’s Certificate as being true, complete, and correct as of the date hereof and as remaining in full force and effect and having not been rescinded, modified, or supplemented as of the date hereof (collectively, the “Board Resolutions”); and

(vii)          a copy of the Indenture, dated as of March 17, 2025, among Amcor Flexibles North America, as issuer, and Amcor plc, AGF, Amcor UK and AFUI, as guarantors, and Amcor Pty Ltd, a company incorporated under the laws of Australia, as former guarantor, and Deutsche Bank Trust Company Americas, a New York banking corporation (the “Trustee”), as trustee, as supplemented by the First Supplemental Indenture, dated as of April 30, 2025, among Amcor Flexibles North America, as issuer, Berry Global Group and Berry, as new guarantors, and the Trustee, as trustee (the “Indenture”).

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of Amcor Flexibles North America and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of Amcor Flexibles North America and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination and for purposes of the opinions expressed below, we have assumed (a) the genuineness of all signatures and the completion of all deliveries not witnessed by us, (b) the legal capacity and competency of all natural persons, (c) the authenticity of all documents submitted to us as originals, (d) the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, (e) the authenticity of the originals of such copies and (f) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by Amcor Flexibles North America). We have further assumed that the New Notes, if and when issued by Amcor Flexibles North America, will have substantially identical terms as the Outstanding Notes for which they are exchanged, will be substantially in the forms authorized by the Indenture, and will be issued and exchanged as contemplated by, in accordance with, and pursuant to the Indenture and the Registration Statement.

ARMSTRONG TEASDALE LLP

July 15, 2025

As to factual matters, we have relied upon the documents furnished to us by Amcor Flexibles North America and the Guarantors, the certificates and other comparable documents of officers and representatives of Amcor Flexibles North America and the Guarantors and certificates of public officials, without independent verification of their accuracy.

Subject to the assumptions, limitations, and qualifications set forth herein, and further subject to any statement below that an opinion is based solely on a referenced document, as of the date hereof, it is our opinion that:

(1)  Based solely on the Articles, the Good Standing Certificate and the Secretary’s Certificate, Amcor Flexibles North America is a corporation duly incorporated and validly existing under the laws of the State of Missouri and is in good standing with the Secretary of State.

(2)  Amcor Flexibles North America has the corporate power to enter into and perform its obligations under the Indenture and the New Notes.

(3)  Based solely on the Organizational Documents, the Secretary’s Certificate and the Board Resolutions, the execution and delivery by Amcor Flexibles North America of the Indenture and the New Notes and the issuance of the New Notes have been duly authorized by all necessary corporate action on the part of Amcor Flexibles North America.

Our opinions set forth above are further subject to the following qualifications:

(A)          We assume, if and to the extent relevant to our opinions, that, and our opinions do not address whether, any agreement, document, or instrument, the terms thereof, or any party’s (including Amcor Flexibles North America’s) obligations thereunder are legal, valid, binding, and/or enforceable.

(B)           We express no opinion as to any party other than Amcor Flexibles North America.

(C)           Our opinions are limited to the laws of the State of Missouri, and we express no opinion with respect to the laws of any other jurisdiction or as to any matters of county, municipal, city, township, or other local laws or the laws of any local agencies within any state (including, without limitation, the State of Missouri). We express no opinion as to any provisions purporting to indicate the state in which a document was executed. Our opinions do not relate to any statutes, rules, or regulations of the State of Missouri other than the Missouri statutes, rules and regulations that, in our experience, are normally applicable to transactions of the type referred to in the Registration Statement and to corporations doing business in the State of Missouri similar to that of Amcor Flexibles North America. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Missouri, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

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July 15, 2025

(D)          We express no opinion as to whether Amcor Flexibles North America’s directors or officers have complied with their fiduciary duties in connection with their approval of the Indenture and the transactions contemplated thereby.

(E)          We express no opinion regarding any certificate, document, or agreement necessary to complete the transactions contemplated by the Registration Statement, whether or not incorporated by reference therein or attached thereto.

(F)          We do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any document or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates.

(G)          We express no opinion as to any financial matters or the financial condition of Amcor Flexibles North America or any other party. We express no opinion as to the effect of or compliance with any federal or state securities laws and "Blue Sky" laws.

The opinions expressed herein are given only as of the date of this opinion letter. We do not assume responsibility for updating this opinion letter as of any date subsequent to the date of this opinion letter, and assume no responsibility for advising you of (1) any changes with respect to any matters described in this opinion letter or (2) the discovery subsequent to the date of this opinion letter of factual information not previously known to us pertaining to the events occurring prior to the date of this opinion letter.

Our advice on each legal issue addressed in this opinion letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court of the jurisdiction upon whose law our opinion on that issue is based. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this opinion letter is not intended to guarantee the transactions contemplated in the Indenture or the outcome of any legal dispute which may arise in the future.

Our opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Armstrong Teasdale LLP

Armstrong Teasdale LLP

ARMSTRONG TEASDALE LLP